Exhibit 21.1

SOUTHERN PERU COPPER CORPORATION

Subsidiaries

(More than 50% ownership)

Name of Company	Percentage of voting securities owned Or other bases of control

PARENT: Southern Peru Holdings Corporation (Delaware)

Registrant: Southern Peru Copper Corporation (Delaware)

Los Tolmos S.A.(Peru)	99.99
Logistics Services Incorporated (Delaware)	100.00
LSI-Peru, S.A. (Peru)	98.18
Multimines Insurance Company, Ltd. (Bermuda)	100.00

Not included in this listing are subsidiaries which in the aggregate would not constitute a significant subsidiary.